UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 27, 2006

OGDEN GOLF CO. CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Utah
(State or Other Jurisdiction of Incorporation)

333-105025	87-0652870
(Commission File Number)	(IRS Employer Identification No.)

1781 Washington Blvd, Ogden, UT	84401
(Address of Principal Executive Offices)	(Zip Code)

801-627-4442
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Until recently, Ogden Golf Co. Corporation (“Ogden Golf”, “us”, or “we”) was a retailer of brand-named golf clubs, bags, apparel, and accessories merchandise in its Ogden, Utah retail location. In addition, we offered custom golf club-making, fitting, repair, and tune-up services to our customers throughout Northern Utah. We have been undercapitalized since our inception and have relied upon friends and relatives to fund our operating losses, primarily through purchases of our stock and debt in private transactions. Our plan was to increase our advertising and marketing efforts in Ogden and in surrounding areas. In September 2006, our Board of Directors determined that Ogden Golf’s revenues and business operations were not sufficient to allow us to continue to operate in the retail golf equipment business and we are currently liquidating our assets. We are now in the process of liquidating our assets, repaying our creditors and attempting to enter into other business activities. We have entered into an Agreement and Plan of Reorganization to participate in a reverse merger transaction which is described below.

On November 27, 2006, Ogden Golf entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among Ogden Golf, InterPath Pharmaceuticals, Inc. (“InterPath Pharmaceuticals”), a privately-held Delaware corporation, OGC Acquisition Corp. (“Merger Sub”), a Delaware corporation which is a wholly-owned subsidiary of Ogden Golf, and certain shareholders of Ogden Golf.

InterPath Pharmaceuticals is a development stage company founded in 2001, by Dr. Gabriel Lopez-Berestein and the M. D. Anderson Cancer Center (“MDA”) dedicated to developing novel cancer therapeutics based on a liposomal delivery technology for antisense. In 2005, InterPath Pharmaceuticals and Peter Nielsen, its CEO and a co-founder of InterPath Pharmaceuticals, in conjunction with MDA modified its business strategy to expand beyond its initial technology and position itself to leverage multiple academic discoveries into qualified product candidates and to become engaged in pre-clinical and early clinical development of novel cancer therapeutics

As described below, the closing of the Merger Agreement is subject to numerous conditions and there can be no assurance that the Merger will be completed.

Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Merger Sub will be merged with and into InterPath Pharmaceuticals, and InterPath Pharmaceuticals will survive as a wholly-owned subsidiary of Ogden Golf, provided however, that we will change Ogden Golf’s domicile to the State of Delaware in a reincorporation merger (the “Reincorporation Merger”) and Ogden Golf’s name to InterPath Holdings, Inc. In addition, pursuant to the terms and conditions of the Merger Agreement:

•
The Merger is subject to the receipt of subscriptions from investors pursuant a to securities offering (the “Securities Offering”) by InterPath Holdings (formerly “Ogden Golf”) pursuant to which a minimum of $5,000,000 in gross proceeds is raised. The maximum gross proceeds will be $15,000,000.

•
The Merger is subject to the completion of a change of Ogden Golf’s domicile to the State of Delaware, its name to InterPath Holdings, and its year end to December 31. The change of our domicile and name will be effected in a Reincorporation Merger.

•
The Merger is subject to Ogden Golf’s completion of a reverse stock split. The exact ratio of the reverse stock split is dependent upon the total funds raised in the Securities Offering. We anticipate that the reverse stock split will be effected in connection the Reincorporation Merger.

•
All of the shares of InterPath Pharmaceuticals issued and outstanding immediately prior to the closing of the Merger will be converted into shares of InterPath Holdings (now known as Ogden Golf) common stock based on a conversion ratio determined as set forth in the Merger Agreement by a formula that results in the securityholders of Ogden Golf owning approximately 5% of the fully-diluted capitalization of InterPath Holdings,Inc.

•
Each outstanding option or warrant to acquire InterPath Pharmaceuticals capital stock will, upon closing of the Merger, be assumed by InterPath Holdings and will thereafter be exercisable for shares of InterPath Holdings common stock pursuant to their respective terms and conditions based on the conversion ratio set forth in the Merger Agreement.

•
The composition of Ogden Golf’s (which will then be known as InterPath Holdings, Inc.) board of directors will be determined prior to the closing of the Merger, provided, however, we anticipate that it will include Peter Nielsen, Matthew S. Crawford, Doug Morris and Evan S. Melrose, MD.

•
The Merger Agreement contains customary representations and warranties, pre-closing covenants, and closing conditions, including approval of the Merger and related transactions by InterPath Pharmaceutical’s shareholders and by Ogden Golf’s shareholders.

In an effort to reduce the expenses and time associated with the calling and holding of a special meeting of shareholders, Ogden Golf anticipates that in lieu of holding a special meeting of shareholders, it will obtain written consent of the Merger and related transaction from a limited number of shareholders that own a majority of the issued and outstanding voting securities of Ogden Golf, which shareholders are parties to the Merger Agreement. After such consent is obtained, Ogden Golf will distribute an Information Statement concerning the Merger to its remaining shareholders.

As of the date of the Merger Agreement and currently, there were no material relationships between Ogden Golf, or its affiliates, and InterPath Pharmaceuticals, other than as contemplated by the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

C - Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 29, 2006	OGDEN GOLF CO. CORPORATION

By: /s/ Mark A. Scharmann
President/Chairman of the Board